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                                Disclosure Form

IDC grants SG Cowen permission to disclose the following information in the SEC filing.

According to IDC, worldwide demand for functional BPO services is expected to exceed $447.0 billion in 2004, and worldwide spending for outsourced customer management services, our primary industry segment, is expected to exceed $44.0 billion in 2004.

IDC estimates that the worldwide market for outsourced customer management services will grow from $44.0 billion in the year 2004 to $64.0 billion by the year 2007.

It is understood by both IDC and SG Cowen that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.



/s/ DENNIS PHILBIN                           6/18/04
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Dennis Philbin                       Date
IDC